Exhibit B




                             SUPPLEMENTARY AGREEMENT

            THIS SUPPLEMENTARY AGREEMENT made this 18th day of August 1995, by and between:

            DNL GROUP L.L.C., a Delaware Limited Liability Company, with an address at One Morningside Drive North, Suite 200, Westport, Connecticut 06880,

                     (hereinafter referred to as "DNL Group");

                              and

            M & A INVESTMENTS, INC., a Delaware Corporation, c/o FoxMeyer Health Corporation, 1220 Senlac Drive, Carrollton, Texas 75006,

                     (hereinafter referred to as "M&A"),

                     (hereinafter sometimes collectively
                     referred to as "the Parties").

                             W I T N E S S E T H:

            WHEREAS, the DNL Group is the General Partner under that certain Amended and Restated Agreement of Limited Partnership of DNL Partners, a Limited Partnership, a Limited Partnership of the State of Delaware ("Limited Partnership Agreement" and/or "Limited Partnership"); and

            WHEREAS, the Limited Partnership is the owner of a Fifty-One (51%) Percent undivided interest in and to any and all of the issued and outstanding capital stock of DNL Savannah Holdings Corp., a Delaware Corporation (the "Company"); and

            WHEREAS, M&A is a major investor in the said Limited Partnership;
and

            WHEREAS, the Parties are desirous of memorializing certain understandings that have been agreed upon between the DNL Group and M&A.




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            NOW, THEREFORE, in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration, in hand paid, each to the other, the receipt of which is hereby acknowledged, the parties do mutually covenant and agree as follows:

            1. The Parties acknowledge that the purpose of the within Agreement is to memorialize certain understandings made and agreed upon between the DNL Group and M&A.

            2. IPO. The Parties acknowledge that it is contemplated that there may be an Initial Public Offering ("IPO") of the capital stock of the Company. In the event of an IPO, the DNL Group hereby agrees to cause the Partnership to distribute the capital stock of the Company to each of the Partners of the Limited Partnership representing the constructive interest in the Company held by each of the Partners in the Limited Partnership.

            3. Transfer of Interest. DNL Group, as General Partner of the Limited Partnership, hereby agrees to consent to the transfer of any interest held by M&A in and to the Limited Partnership to any subsidiary, affiliate, or related entity of M&A.

            4. Certain Rights to Seats on the Board of Directors of the Company. As a major investor in the Limited Partnership, M&A is hereby granted the right to appoint up to two (2) seats on the Board of Directors of the Company (the "Representation") upon written request to the DNL Group. Upon written request of M&A to DNL Group for the said Representation on the Board of Directors of the Company, the DNL Group shall, within thirty (30) days, convene a special meeting of the Board of Directors and/or Shareholders, as may be required, and the DNL Group hereby agrees to vote the Limited Partnership voting interest in the Company in favor of the Representation requested by M&A.

            5. Financial Reports. DNL Group hereby agrees to provide M&A with copies of any and all financial information and reports that DNL Group provides to Bank Indosuez/J.P. Morgan, within five (5) business days.

            6. Restrictions on Certain Activities of the General Partner.

                  a. Pledge of Capital Stock. During the term of the Limited Partnership, the DNL Group, as the General Partner of the Limited Partnership, hereby agrees not to pledge, mortgage, hypothecate, or otherwise grant a security interest in, or otherwise dispose of, the capital stock held by the Limited Partnership in the Company, without the prior consent of the specific act by two-thirds (2/3rds) in interest of the Limited Partners.



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                  b. Merger. The General Partner shall not, without the prior consent of the specific act by two-thirds (2/3rds) in interest of the Limited Partners, cause or permit the Partnership to agree to the merger of the Company with any third party.

                  c. Borrowing. The General Partner shall not, without the prior consent of the specific act by two-thirds (2/3rds) in interest of the Limited Partners, borrow any money in the name of the Partnership.

            7. Conflict Between the Limited Partnership Agreement and the Supplementary Agreement. The Parties agree that in the event of any conflict between the terms of the within Supplementary Agreement and the Limited Partnership Agreement, the terms of the Supplementary Agreement shall prevail.

            IN WITNESS WHEREOF, the Parties hereto have hereunto set their hands and seals, or caused these presents to be signed by their proper corporate officers, and their proper corporate seal to be hereto affixed, the day and year first above written.

WITNESS:                            DNL GROUP, L.L.C.,
                                    A Limited Liability Company

                                       By:
                                          Vincent A. Wasik, Manager


ATTEST:                             M&A INVESTMENTS, INC.,
                                    A Delaware Corporation

                                       By:
                                          John G. Murray, Asst. Treas.